                                                                    EXHIBIT 10.9

                          DESCRIPTION OF EXERCISE PLAN

          The Board of Directors of the Company has adopted the Stock Option Exercise Program (the "Exercise Program"), pursuant to which all employees of the Company and its subsidiaries who are granted stock options (pursuant to either qualified or non-qualified plans) are permitted to finance the exercise price of such options by causing the Company to issue the shares of Common Stock underlying such options upon receipt by the Company from the employee of a full-recourse demand note evidencing indebtedness to the Company in an amount equal to the exercise price, which is secured by the underlying shares of Common Stock and which is interest-free for one year from the date on which the employee exercises his or her option, after which interest accrues at a rate per annum equivalent to the prime rate, which rate is changed monthly. The loans are repaid with a portion of the proceeds from the sale of the Common Stock to be received by the employees upon the exercise of their options.